                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Amerada Hess Corporation
 ................................................................................

                (Name of Registrant as Specified in Its Charter)

 ................................................................................

    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

      5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
--------------------------------------------------------------------------------

      2) Form, Schedule or Registration Statement No.:
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      3) Filing Party:
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      4) Date Filed:
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

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                                                                  March 27, 2000

Dear Stockholder:

     The annual meeting of stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 3, 2000, at 2:00 P.M., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

     You are cordially invited to attend this meeting. The Hess Office Building can be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. THIS YEAR, MANY STOCKHOLDERS WILL ALSO BE ABLE TO VOTE THEIR SHARES BY USING A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET. PLEASE CHECK YOUR PROXY CARD TO SEE WHAT METHODS ARE AVAILABLE TO YOU AND RELATED INSTRUCTIONS. YOUR COOPERATION WILL BE APPRECIATED.

                                Sincerely yours,


                                                                 /s/ W.S.H. Laidlaw
                /s/ John B. Hess
             Chairman of the Board                                 President and
          and Chief Executive Officer                         Chief Operating Officer

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      WEDNESDAY, MAY 3, 2000, AT 2:00 P.M.

To the Stockholders:

     The annual meeting of stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 3, 2000, at 2:00 P.M., local time, for the following purposes:

       1. To elect five directors for the ensuing three-year term (pages 1 to 21 of proxy statement);

       2. To act upon the ratification of the selection by the board of directors of Ernst & Young LLP as independent auditors (page 21); and

       3. To approve the company's amended and restated 1995 long-term incentive plan (pages 22 to 29); and

       4. To transact any other business which properly may be brought before the meeting.

     All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 13, 2000 will be entitled to vote at the meeting.

                      By order of the board of directors,

                                 Carl T. Tursi
                                   Secretary

New York, New York
March 27, 2000

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, OR TO USE OUR NEW METHODS OF TELEPHONE OR INTERNET VOTING, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES CAN BE VOTED.

                            AMERADA HESS CORPORATION

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Amerada Hess Corporation for use at the annual meeting of stockholders on May 3, 2000, at 2:00 P.M., local time.

     The company's principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being sent to stockholders is March 27, 2000.

     Holders of record of common stock of the company at the close of business on March 13, 2000 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. On March 13, 2000, there were 90,620,405 shares of common stock outstanding. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

     If you are a registered stockholder, this year for the first time you can simplify your voting by doing so via the internet or calling the toll-free number listed on the enclosed proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the instruction sheet attached to the proxy card, is designated to verify a stockholder's identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. You may still vote by proxy by using the proxy card enclosed with this proxy statement.

     Proxies in the form enclosed will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card and do not specify how your shares are to be voted, your shares will be voted:

     - for the election of directors nominated herein,

     - for the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000, and

     - for the proposal to approve the adoption of the company's amended and restated 1995 long-term incentive plan.

     You may revoke the proxy at any time prior to its use by delivering a written notice to the secretary of the company, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the annual meeting and voting in person.

                             ELECTION OF DIRECTORS

     At the annual meeting, five directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless it reduces the number of directors to be elected.

     The following table presents information as of February 1, 2000 on the nominees for election as directors of the company and the directors continuing in their respective terms of office:

                             NOMINEES FOR DIRECTOR

                                   Class III

                      For three-year term expiring in 2003

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME                AND BUSINESS EXPERIENCE     AGE     SINCE          OTHER DIRECTORSHIPS
          ----                -----------------------     ---    --------        -------------------
Peter S. Hadley..........  Former Senior Vice President,   71      1991    --
                             Metropolitan Life Insurance
                             Company
John B. Hess.............  Chairman of the Board and       45      1978    --
                             Chief Executive Officer
William R. Johnson.......  President and Chief Executive   51      1996    Cincinnati Financial
                             Officer and Director,                         Corporation
                             H.J. Heinz Company                            PNC Bank
John Y. Schreyer.........  Executive Vice President and    60      1990    --
                             Chief Financial Officer
William I. Spencer.......  Former President and Chief      82      1982    --
                           Administrative Officer,
                             Citicorp and Citibank, N.A.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                                    Class I

                             Term expiring in 2001

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME               AND BUSINESS EXPERIENCE      AGE     SINCE          OTHER DIRECTORSHIPS
          ----               -----------------------      ---    --------        -------------------
Nicholas F. Brady.......  Chairman, Darby Overseas         69      1994    C2, Inc.
                            Investments, Ltd.                              H.J. Heinz Company
                            (investment firm);                             Director or trustee of
                            Former Secretary of the                          various Templeton   mutual
                            United States Department of                    funds
                            the Treasury;
                            Former Chairman of the
                            Board, Dillon, Read & Co.
                            Inc. (investment banking
                            firm)

J. Barclay Collins II...  Executive Vice President and     55      1986    Dime Bancorp, Inc.
                            General Counsel

Thomas H. Kean..........  President, Drew University;      64      1990    ARAMARK Corporation Bell
                          Former Governor of the                           Atlantic Corporation
                            State of New Jersey                            The CIT Group, Inc.
                                                                           United HealthCare
                                                                           Corporation

Frank A. Olson..........  Chairman of the Board, The       67      1998    Becton Dickinson and
                            Hertz Corporation                              Company
                                                                           Fund American Enterprises
                                                                           Holdings, Inc.

                                    Class II

                             Term expiring in 2002

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME                AND BUSINESS EXPERIENCE     AGE     SINCE          OTHER DIRECTORSHIPS
          ----                -----------------------     ---    --------        -------------------
Edith E. Holiday.........  Attorney;                       47      1993    Beverly Enterprises, Inc.
                             Former Assistant                              Hercules, Incorporated
                             to the President of the                       H.J. Heinz Company
                             United States and Secretary                   RTI International
                             of the Cabinet;                               Metals, Inc.
                             Former General Counsel,                       Director or trustee of
                             United States Department of                   various Franklin   Templeton
                             the Treasury                                  mutual   funds

W. S. H. Laidlaw.........  President and Chief Operating   44      1994    Premier Oil plc
                             Officer

Roger B. Oresman.........  Consulting Partner,             79      1969    --
                             Milbank, Tweed,
                             Hadley & McCloy LLP
                             (attorneys)

Robert N. Wilson.........  Vice Chairman of the Board of   59      1996    United States Trust
                             Directors, Johnson &                            Corporation
                             Johnson

Robert F. Wright.........  Former President and Chief      74      1981    --
                             Operating Officer of the
                             company

     All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. On May 3, 1995, Mr. John B. Hess, formerly senior executive vice president of the company, was elected chairman of the board and chief executive officer, and Mr. Laidlaw, formerly an executive vice president of the company and managing director of its wholly-owned British subsidiary, Amerada Hess Limited, was elected president and chief operating officer of the company. Mr. Johnson served in various senior executive positions at H.J. Heinz Company prior to his becoming president and chief executive officer in 1998. Mr. Olson retired as chief executive officer of The Hertz Corporation at the end of 1999 and continues as non-executive chairman of its board.

     John B. Hess, Nicholas F. Brady, Thomas H. Kean and John Y. Schreyer may be deemed to be control persons of the company by virtue of their beneficial ownership of common stock in their capacity as executors of the estate of Leon Hess and as trustees of certain related trusts. See "Ownership of Voting Securities by Certain Beneficial Owners."

     The audit committee of the board of directors is composed of William I. Spencer, Chairman, Edith E. Holiday, Thomas H. Kean and Robert N. Wilson. The audit committee met five times in 1999. The audit committee reviews:

     - the audit plan developed by the company's independent auditors in connection with their annual audit of the company's financial statements,

     - the results of audits performed by the company's independent auditors,

     - the independent auditors' charges to the company,

     - the response of management of the company to management letters issued by the company's independent auditors,

     - current accounting rules and changes therein,

     - the operations of the company's internal audit department,

     - the company's audited financial statements, and

     - the implementation of the company's Business Practice Guide covering compliance with applicable laws and company policy.

The audit committee also recommends the selection of independent auditors to the board of directors each year.

     The board of directors' compensation committee is composed of Nicholas F. Brady, Chairman, Peter S. Hadley, William I. Spencer and Robert N. Wilson. The compensation committee met four times in 1999, once with respect to 1998 business. The compensation committee approves and administers the company's compensation policies for executive officers and approves the compensation of the chief executive officer, and is authorized to make awards of options, restricted stock and other stock and cash compensation permitted under the amended and restated 1995 long-term incentive plan.

     The employee benefits and pension committee is composed of William I. Spencer, Chairman, Peter S. Hadley, Edith E. Holiday, Thomas H. Kean and Roger
B. Oresman. This committee, which met once in 1999, oversees the company's benefit plans. It recommends to the board of directors asset allocation targets and investment managers for the employees' pension plan and appoints investment managers for the employees' savings and stock bonus plan and the savings and stock bonus plan for retail operations employees.

     The directors and board affairs committee is composed of Nicholas F. Brady, Chairman, John B. Hess, Edith E. Holiday and Thomas H. Kean. This committee is responsible for reviewing:

     - the size and composition of the board,

     - appropriate board practices and procedures,

     - board meeting content,

     - frequency and length of board meetings, and

     - composition and function of committees of the board of directors.

This committee also recommends for election as directors qualified candidates identified through various sources. Stockholders may suggest candidates by writing to the secretary of the company, including a brief summary of each candidate's qualifications. This committee did not meet in 1999.

     The board of directors met ten times in 1999, and each director attended at least 75% of the aggregate of all board of directors' meetings and all meetings of committees of the board of directors on which he or she served during 1999.

CERTAIN TRANSACTIONS

     The company retained Milbank, Tweed, Hadley & McCloy LLP, of which Mr. Oresman is a consulting partner, to provide legal services in 1999. It is expected that the company's dealings with this firm will continue in 2000.

     In 1999, the company sold petroleum products to The Hertz Corporation, of which Mr. Olson was chairman of the board and chief executive officer during 1999, in the aggregate amount of $1,039,221 at competitive market prices. The company expects to continue to make such sales in 1999.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  SUMMARY OF COMPENSATION

     The following table sets forth information on compensation paid or accrued for each of the three fiscal years ended December 31, 1999 to the chief executive officer and the four other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                               -----------------------------------------   -------------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                           ------------------------   ----------
                                                                           RESTRICTED    SECURITIES
                                                             OTHER            STOCK      UNDERLYING                   ALL OTHER
  NAME AND PRINCIPAL                                        ANNUAL         AWARD(S)($)    OPTIONS/       LTIP      COMPENSATION($)
       POSITION         YEAR   SALARY($)   BONUS($)*    COMPENSATION($)        ***        SARS(#)     PAYOUTS($)        ****
----------------------  ----   ---------   ---------   -----------------   -----------   ----------   ----------   ---------------
         (a)            (b)       (c)         (d)             (e)              (f)          (g)          (h)             (i)
----------------------  ----   ---------   ---------   -----------------   -----------   ----------   ----------   ---------------
John B. Hess,.........  1999   1,000,000   1,150,000             --                --      150,000           --         8,000
  Chairman of the       1998   1,000,000    300,000              --                --      100,000           --         8,000
    Board and Chief     1997   1,000,000    500,000              --         2,737,500      150,000           --         8,000
    Executive Officer

W. S. H. Laidlaw,.....  1999     900,000    925,000         140,150**              --      100,000           --         8,000
  President and Chief   1998     900,000    250,000              --                --       65,000           --         8,000
    Operating Officer   1997     900,000    400,000              --         2,190,000      120,000           --         8,000

J. Barclay Collins,...  1999     650,000    350,000              --                --       60,000           --         8,000
  Executive Vice        1998     650,000    100,000              --                --       40,000           --         8,000
    President and       1997     650,000    150,000              --         1,368,750       75,000           --         8,000
    General Counsel

John Y. Schreyer,.....  1999     650,000    350,000              --                --       60,000           --         8,000
  Executive Vice        1998     650,000    100,000              --                --       40,000           --         8,000
    President and       1997     650,000    150,000              --         1,368,750       75,000           --         8,000
    Chief Financial
    Officer

F. Borden Walker,.....  1999     475,000    100,000              --                --       15,000           --         8,000
  Senior Vice           1998     475,000     20,000              --                --       10,000           --         6,400
    President           1997     450,000     25,000              --           547,500       30,000           --            --

---------------

   * The cash bonuses shown above for each year were paid early in the following year.

  ** Includes moving expenses and related costs of $81,275 paid by the company in connection with Mr. Laidlaw's relocation to London and payment for tax preparation services in the amount of $51,500.

 *** At December 31, 1999, the named executives each held shares of restricted common stock, subject to vesting pursuant to the company's restricted stock plan, in the following amounts and having the following aggregate market values at such date:

Mr. Hess        50,000 shares  $2,837,500
Mr. Laidlaw     40,000 shares  $2,270,000
Mr. Collins     25,000 shares  $1,418,750
Mr. Schreyer    25,000 shares  $1,418,750
Mr. Walker      10,000 shares    $567,500

      To the extent paid on the company's common stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid with interest at short-term market rates to the named executives. At December 31, 1999, the named executives held book value appreciation units under the restricted stock plan in the following amounts and having no market value at such date:

Mr. Hess        50,000 units
Mr. Laidlaw     40,000 units
Mr. Collins     25,000 units
Mr. Schreyer    25,000 units
Mr. Walker      10,000 units

      Each book value appreciation unit entitles the holder to a cash payment equal to the increase, if any, in the book value per share of common stock over the five-year vesting period of the restricted stock. No further awards could be granted under this plan after 1997.

**** Amounts shown in column (i) represent matching contributions of the company credited to the named executive officers under the company's employees' savings and stock bonus plan.

  STOCK OPTIONS

     On December 1, 1999, the board of directors adopted amendments to the 1995 long-term incentive plan, including a 5,000,000 share increase in the number of shares reserved for awards under this plan. On adoption of these amendments, the compensation committee approved awards of non-qualified stock options subject to requisite approval of the amended plan by stockholders at the annual meeting. If this approval is not obtained, these awards will be void. No stock appreciation rights were granted to executive officers for 1999. The following table sets forth information concerning individual grants of stock options made under the incentive plan for the last fiscal year to each of the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR*

                                                       INDIVIDUAL GRANTS
                                    -------------------------------------------------------
                                     NUMBER OF     PERCENT OF TOTAL
                                     SECURITIES      OPTIONS/SARS     EXERCISE
                                     UNDERLYING       GRANTED TO      OR BASE                 GRANT DATE
                                    OPTIONS/SARS     EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
               NAME                  GRANTED(#)      FISCAL YEAR       ($/SH)       DATE      VALUE($)**
               (a)                      (b)              (c)            (d)         (e)           (f)
               ----                 ------------   ----------------   --------   ----------   ----------
John B. Hess,.....................    150,000            11.7          58.13       12/1/09     3,031,500
  Chairman of the Board and
  Chief Executive Officer

W. S. H. Laidlaw,.................    100,000             7.8          58.13       12/1/09     2,021,000
  President and Chief Operating
  Officer

J. Barclay Collins,...............     60,000             4.7          58.13       12/1/09     1,212,600
  Executive Vice President

John Y. Schreyer,.................     60,000             4.7          58.13       12/1/09     1,212,600
  Executive Vice President

F. Borden Walker,.................     15,000             1.2          58.13       12/1/09       303,150
  Senior Vice President

---------------
 * This table includes information about stock options awarded by the compensation committee effective December 1, 1999 as part of compensation in respect of the last fiscal year. The award of these options is subject to stockholder approval of the amended and restated 1995 long-term incentive plan. These options become fully exercisable December 1, 2000, except that options may become exercisable earlier in full in cases of death, disability, normal retirement or change of control. At the discretion of the compensation committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the amount of time elapsed in the non-exercisability period to the early retirement date. The options remain exercisable until December 1, 2009, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee's employment terminates before these options become exercisable, they will be forfeited. The table excludes awards made in February 1999 as 1998 compensation. These awards were reported in last year's proxy statement.

** The grant date present values shown in the above table have been determined using the Black-Scholes option pricing model. This model, like all pricing models, requires assumptions, and therefore the amounts shown should not necessarily be considered indicative of the present value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation: expected life of seven years for each option; volatility of 20.4% (based on historical volatility of the common stock over the seven-year period ending December 1, 1999); risk-free rate of return of 6.32%; and dividend yield of 1.0%.

     The following table sets forth information as to the named executives regarding the values of unexercised options under the incentive plan as of the end of the last fiscal year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF                VALUE OF UNEXERCISED
                                 SHARES                        UNEXERCISED OPTIONS/              IN-THE-MONEY
                               ACQUIRED ON      VALUE           SARS AT FY-END(#)          OPTIONS/SARS AT FY-END($)
            NAME               EXERCISE(#)   REALIZED($)   (EXERCISABLE/UNEXERCISABLE)*   (EXERCISABLE/UNEXERCISABLE)
             (a)                   (b)           (c)                   (d)                            (e)
            ----               -----------   -----------   ----------------------------   ---------------------------
John B. Hess,................     --            --               404,000/250,000                847,250/756,000
  Chairman of the Board and
  Chief Executive Officer
W. S. H. Laidlaw,............    25,000        375,250           255,000/165,000                420,000/491,400
  President and Chief
  Operating Officer
J. Barclay Collins,..........     --            --               148,000/100,000                340,625/302,400
  Executive Vice President
John Y. Schreyer,............     --            --               148,000/100,000                340,625/302,400
  Executive Vice President
F. Borden Walker,............     --            --                 56,500/25,000                 136,400/75,600
  Senior Vice President

---------------
* Includes options granted December 1, 1999 subject to shareholder approval of the amended and restated 1995 long-term incentive plan.

  RETIREMENT PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the company's employees' pension plan, a qualified defined benefit pension plan and a nonqualified supplemental plan that provides benefits, paid from a trust established and funded by the company, that would otherwise be paid to participants under the pension plan but for limitations imposed by the Internal Revenue Code:

                               PENSION PLAN TABLE

                               YEARS OF SERVICE
               ------------------------------------------------
REMUNERATION      15        20        25        30        35
------------      --        --        --        --        --
 $  600,000    $144,000  $192,000  $240,000  $288,000  $336,000
  1,000,000     240,000   320,000   400,000   480,000   560,000
  1,400,000     336,000   448,000   560,000   672,000   784,000
  1,800,000     432,000   576,000   720,000   864,000  1,088,000
  2,200,000     528,000   704,000   880,000  1,056,000 1,232,000

     A participant's remuneration covered by the pension plan and the supplemental plan is the greater of:

     - twelve times the participant's average monthly compensation (as reported on an annual basis in columns (c) and (d) of the summary compensation table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 120 months immediately preceding the participant's retirement date, and

     - the participant's average annual compensation in any three calendar years during the ten calendar years immediately preceding the participant's retirement date.

     Benefits shown are computed as a straight life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the pension plan. Covered compensation for the named executives as of December 31, 1999 was: Mr. Hess: $1,650,000; Mr. Laidlaw: $1,425,000; Mr.
Collins: $850,000; Mr. Schreyer: $850,000, and Mr. Walker, $515,000.

     The years of credited service for the named executives under the pension plan and, except for Mr. Schreyer, the supplemental plan as of February 1, 2000 are as follows: Mr. Hess, 22 years; Mr. Laidlaw, 18 years; Mr. Collins, 15 years; Mr. Schreyer, 9 years; and Mr. Walker, 3 years. As of February 1, 2000, Mr. Schreyer had 35 years of credited service under the supplemental plan under a determination of the compensation committee that gave Mr. Schreyer credit for 26 years of prior service with his previous employer for purposes of determining benefits under the supplemental plan. However, retirement benefits payable to Mr. Schreyer in connection with his prior employment will be deducted from benefits payable under the supplemental plan.

  EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     During 1999, the company entered into change in control termination benefit agreements with executive officers and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive's annual compensation if the executive is actually or constructively terminated within 24 months following a change in control, as defined in the agreements. For these purposes, annual compensation consists of the executive's base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for the named executive officers (other than Mr. Walker) and two times for Mr. Walker and all other officers with whom such agreements were entered into.

     In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs. The executive is also entitled to receive continuation of major medical, dental and other welfare benefits for 24 months following termination (36 months in the case of the named executive officers other than Mr. Walker). The agreements provide for immediate vesting of retirement benefits upon termination and certain other ancillary benefits.

     For purposes of these agreements, constructive termination includes a reduction in base salary or target annual bonus or a material adverse change in the nature or scope of the executive's authorities or responsibilities. The company estimates that the maximum amount payable under these agreements based on current compensation levels would not exceed $62 million in the aggregate or about 1% of the company's market value at December 31, 1999.

     Mr. Schreyer has an agreement with the company which provides credit for prior service and determines benefits payable under the company's nonqualified supplemental retirement plan, as more fully described above under "Retirement Plans."

     Awards granted to employees under the incentive plan, including the named executive officers, are subject to accelerated vesting and, at the compensation committee's discretion, cash-out upon the occurrence of a change of control, as defined in the incentive plan.

  DIRECTORS' COMPENSATION

     Each director who is not an employee of the company or any of its subsidiaries receives an annual fee of $55,000 for membership on the board of directors and a fee of $1,000 for each board of directors' and stockholders' meeting attended. These directors receive an additional annual fee of $4,000 for membership on each committee of the board of directors on which such director serves and a fee of $1,000 for each committee meeting attended. However, each such director who is a member of the executive committee receives an additional annual fee of $75,000, but no fee for meetings attended. The members of the executive committee are Nicholas F. Brady, John B. Hess, Thomas H. Kean, W. S.
H. Laidlaw, John Y. Schreyer, William I. Spencer and Robert F. Wright. Messrs. Hess, Laidlaw and Schreyer are employees of the company and receive no additional compensation for serving on any committee of the board of directors.

     In addition, each non-employee director receives 200 shares of common stock in the beginning of each year. These awards are made from treasury shares purchased by the company in the open market.

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the board of directors is responsible for approving and administering the company's compensation policies for executive officers and approving the compensation of the chief executive officer of the company.

     Executive Compensation Policies. The company's executive compensation policies are designed to attract and retain executives and motivate them to achieve the company's business goals through a combination of cash and stock-based compensation. The key elements of executive compensation consist of cash salary, cash bonuses, stock option awards, and restricted stock awards. The compensation committee also takes into account the full compensation package afforded to each executive, including retirement benefits and other benefits generally available to all eligible employees such as the company's matching contributions under the employees' savings and stock bonus plan and group life insurance and health benefits. In 1999, independent consultants continued to work with the company to broaden strategies to relate a greater portion of compensation to corporate and business unit performance.

     Cash Compensation. In 1999, the compensation committee continued the restructuring of cash compensation paid to executive officers through the implementation of the annual cash bonus plan for corporate executives, including executive officers, initiated in 1998. The goal of this plan is to relate a greater portion of cash compensation to corporate performance. Before implementation of the new plan, the company relied on base salary as the predominant element of cash compensation and paid occasional discretionary cash bonuses.

     Salary. In the past, salaries were targeted to deliver cash compensation at the 75th percentile of that of a group of surveyed industrial companies, in recognition of the company's need to remain competitive in attracting and retaining talented executives to work as part of a small management team functioning in a demanding corporate and market environment. While it remains the company's goal to target total cash compensation at this level, the intent of the bonus program is to target base salary as a component of cash compensation and to rely on annual cash bonuses to provide the remaining cash compensation if performance incentives under the bonus program are met. However, base salary remains an important element of executive compensation. In determining salary levels for executive officers, the compensation committee considers the following subjective and quantitative factors:

     - job level and responsibility,

     - recent corporate performance, including results of operations, success in implementing corporate strategy and long-term goals and development of future strategies, and

     - an objective of targeting cash compensation at the 75th percentile of such amount as shown in surveys of a group of companies compiled by an independent consultant.

For 1999, the compensation committee relied on two surveys: first, a survey of over 160 industrial companies with revenues comparable to the company, including four companies also included in Standard & Poor's Oil (Domestic
Integrated) -- 500 Stock Index discussed under "Performance Graph", and a survey comprising major integrated oil and gas companies including six companies also included in the stock index. Consistent with the intent to place greater reliance on the annual cash bonus plan, no salary increases were granted to the company's 11 executive officers in 1999.

     Cash Bonus. The annual cash bonus plan approved by the compensation committee for 1999 for executive officers, including the named executive officers, has both quantitative and discretionary elements. A target bonus was established for each executive officer at a level such that, when combined with the individual's salary, his or her total cash compensation approximates the 75th percentile of total cash compensation for such individual's position in the surveys referred to above. Fifty percent of the target bonus is based on attainment of a specified target level of a quantitative corporate performance measure, net income before interest and special items, and the other fifty percent of the bonus is discretionary. For business unit executive officers, including one of the named executive officers, one-third of the executive officer's cash bonus is based on attainment of the corporate performance measure, one-third is based on attainment of a specified performance measure for the executive officer's business unit, and one-third is discretionary.

     The weightings were developed to provide for a quantifiable performance incentive, but also to permit discretion to adjust compensation to meet survey percentile benchmarks and to take account of unusual competitive market demands for specific skills, unforeseen conditions like a material change in the price assumptions underlying the quantitative component, and individual performance relative to peers. Pay-outs may range from zero to 150% of each component of the target bonus, based on the percentage attainment of the corporate and business unit performance measures and, with respect to the discretionary component, the compensation committee's determination of an appropriate amount.

     In 1999, the company achieved 152% of the corporate performance goal and 157% of the business unit performance goals for the exploration and production business unit, 89% for the retail business unit and 121% for the refining and marketing business unit. Corresponding percentages of an executive officer's target bonus attributable to corporate and business unit performance were paid out, subject to the 150% limit noted above.

     With respect to the discretionary component of target bonuses, the compensation committee approved payouts on average of approximately 109% of the discretionary target to executive officers other than the named executive officers and approximately 82% of the discretionary target to the named executive officers. The committee decided to pay out less than the maximum discretionary component, and in the case of the named executive officers, less than the discretionary target, for two reasons. First, this payout level was appropriate to keep total cash compensation in line with 75th percentile benchmarks. Second, while the company's financial and operating results were much improved from last year, the committee believes that further improvement could have been achieved.

     Total cash compensation for 1999 including salary and bonuses increased 36% on average for all executive officers and 47% on average for the named executive officers. Cash compensation in excess of $1 million to the named executive officers is not deductible for federal income tax purposes.

     Long-Term Compensation -- Incentive Plan. The incentive plan was developed to align senior management's compensation more closely with the interests of stockholders. The guiding principle was to develop a program that would be:

     - stock-based

     - performance-oriented

     - accounting and cost efficient

     - competitive with that of other major companies

     - clear, concise and understandable to stockholders

     The incentive plan was adopted by the board of directors at its December 1995 board meeting and approved by stockholders at the 1996 annual meeting. It is a broad-based plan that provides the compensation committee with authority to grant various types of stock-based and other compensation, including performance awards, stock options, restricted stock, deferred stock, dividend equivalents and stock appreciation rights. The compensation committee believes that a plan of this type affords the compensation committee the flexibility to design compensation packages that provide appropriate remuneration to attract and retain talented executives, while at the same time providing incentives to maximize shareholder value. The incentive plan initially reserved for issuance 4,500,000 shares of common stock, of which 152,000 remained available for future awards at December 1, 1999.

     Awards under the incentive plan to executive officers have been primarily option-based, as the compensation committee determined this would align executive and stockholder interests most closely, and would be most accounting efficient in that no charge to earnings is recorded upon the grant of stock options. The compensation committee's reliance on stock options for a significant portion of long-term compensation reflects a trend toward greater use of stock options by large industrial companies, including major oil companies.

     On December 1, 1999 the board of directors adopted amendments to the plan to increase the number of shares authorized for awards by 5,000,000 shares and to make certain other changes described below. The amendments were incorporated in an amended and restated 1995 long-term incentive plan and approved by the board of directors.

     The additional shares are necessary to continue making awards under the amended incentive plan. The compensation committee believes that long-term stock-based incentive compensation is vital to promote communality among management and stockholders and to keep the company's compensation packages competitive with its peers. Without this compensation, the company would need to place greater reliance on cash compensation to attract and retain executives, a result which the compensation committee believes could ultimately work to misalign management and stockholders' interests. The additional 5,000,000 shares reserved for awards under the amended incentive plan constitute approximately 5.5% of the outstanding shares of common stock. This number was selected after review of institutional guidelines and industry norms. The annual share utilization of the plan is expected to range from 1/2% to 1 1/2% of the shares outstanding, an amount which the compensation committee believes is consistent with those guidelines and industry practices. In addition, the board of directors has authorized a $300 million stock repurchase program which should largely offset any dilutive effect from the issuance of these additional shares.

     The compensation committee believes that the other amendments reflected in the amended incentive plan do not adversely affect stockholders' interests. Certain of the changes -- such as the elimination of the compensation committee's ability to issue up to 1,000,000 performance based awards per year, elimination of the compensation committee's authority to make other types of stock-based awards, like bonus stock, and certain substitute and retroactive awards that could have the effect of repricing, and an express requirement that approval of stockholders be obtained for certain material amendments to the amended incentive plan -- restrict the compensation committee's authority and protect stockholders' interests. The amendment to permit the transferability of options and stock appreciation rights to family members was made to facilitate estate planning strategies for participants, following changes in applicable securities rules to permit transferability. The elimination of the 1,000,000 share annual limit on stock option and stock appreciation rights awards was made after it was determined that it was not typical in similar plans and was unnecessary under institutional investor guidelines.

     Long-Term Compensation -- 1999 Awards. Upon adoption of the amended incentive plan by the board of directors in December 1999, the compensation committee granted awards of nonqualified stock options covering 1,287,500 shares to participants under the plan, subject to requisite approval of the amended incentive plan within one year by the company's stockholders. If this approval is not obtained, these awards will be void. The awards were granted with an exercise price at the market price on the grant date and the amounts awarded to each executive officer were made with the objective to target long-term compensation at the 75th percentile of such compensation in the surveys referred to above, based on grant date present values. The 1999 long-term compensation program for executive officers consisted exclusively of stock options. The performance-based nature of the options will permit any compensation paid in respect of the options to a named executive in a fiscal year in excess of $1 million to be deductible by the company for federal income tax purposes.

     Of the stock options awarded in December 1999, an aggregate of 457,500 stock options were awarded to executive officers. The compensation committee also approved awards of 24,000 shares of restricted stock for 1999, none of which were to executive officers.

     Change in Control Agreements. During 1999, the company entered into change in control termination benefit agreements with executive officers and certain other officers of the company. These agreements, described in more detail above, provide for lump sum cash payments and continuation of welfare benefits if such officers are actually or constructively terminated following a change of control of the company, as defined in the agreements. In approving these agreements, the compensation committee recognized that the company would need to retain these officers to assess and implement any possible business combination and that it was in the company's best interests to provide appropriate financial arrangements to reduce the likelihood of an executive's leaving the company or being distracted by personal uncertainties because of a possible business combination.

     Compensation of the Chief Executive Officer. Mr. Hess' cash compensation for 1999 was established in the manner discussed above for all executive officers. Mr. Hess' combined salary and bonus for 1999 approximated 75th percentile cash compensation for chief executive officers in the industrial company survey referred to above but were well below similar 75th percentile cash compensation for executive officers in the oil industry group survey.

     In approving the award of stock options shown in the summary compensation table to Mr. Hess for 1999, the compensation committee again followed the principles set forth above in establishing long-term compensation for all executive officers for 1999. Based on comparative analyses of long-term compensation as published in the surveys, the total present value of Mr. Hess' long-term compensation based on expected option values derived from the consultant's pricing model was well below the 75th percentile for chief executive officers in the surveys.

     The compensation committee concluded that the total of Mr. Hess' 1999 cash compensation and the grant date present value of his long-term compensation was reasonable compared with that of his peers and appropriate in view of the success of the critical corporate initiatives he has overseen particularly during periods of extremely adverse market conditions.

                                          Nicholas F. Brady

                                          Peter S. Hadley

                                          William I. Spencer

                                          Robert N. Wilson

  PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the company's common stock with the cumulative total return, assuming reinvestment of dividends, of

     - Standard & Poor's 500 Stock Index, which includes the company,

     - Standard & Poor's Oil (Domestic Integrated) - 500 Stock Index, a published industry index which includes the company,

as of each December 31 over a five-year period commencing on December 31, 1994 and ending on December 31, 1999:

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)
                            YEARS ENDED DECEMBER 31

                                                                                                             S&P OIL (DOMESIC
                                                      AMERADA HESS                                       INTEGRATED) - 500 STOCK
                                                       CORPORATION             S&P 500 STOCK INDEX               INDEX
                                                      ------------             -------------------       -----------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     117.57                      137.58                      113.85
1996                                                     129.79                      169.17                      143.98
1997                                                     124.39                      225.60                      171.31
1998                                                     114.01                      290.08                      139.08
1999                                                     131.43                      351.12                      172.69

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the company's voting securities by beneficial owners known by the company to hold more than 5% of any such class:

                                                                       AMOUNT AND
                                     NAME AND ADDRESS                  NATURE OF
                                      OF BENEFICIAL                    BENEFICIAL           PERCENT
    TITLE OF CLASS                        OWNER                       OWNERSHIP(A)          OF CLASS
    --------------                   ----------------                 ------------          --------
Common Stock..........  John B. Hess                                   13,636,440(b)(c)(d)   14.95
                        John Y. Schreyer                               11,119,699(b)(c)(e)   12.24
                        Burton T. Lefkowitz                            10,851,251(b)(c)      11.97
                        Nicholas F. Brady                               9,097,624(b)(f)      10.03
                        Thomas H. Kean                                  9,090,024(b)(g)      10.02
                        c/o Amerada Hess Corporation
                        1185 Avenue of the Americas
                        New York, New York 10036
Common Stock..........  FMR Corp.                                       7,734,894(h)          8.53
                        Edward C. Johnson 3d
                        Abigail P. Johnson
                        c/o FMR Corp.
                        82 Devonshire Street
                        Boston, Massachusetts 02109
Common Stock..........  T. Rowe Price Associates, Inc.                  6,855,267(i)          7.50
                        100 E. Pratt Street
                        Baltimore, Maryland 21202
Common Stock..........  Dodge & Cox                                     4,726,302(j)          5.20
                        One Sansome St., 35th Fl.
                        San Francisco, California 94104

---------------

     (a) The information in the above table and in the notes thereto was obtained, with respect to FMR Corp. et al., Dodge & Cox, and T. Rowe Price Associates, Inc. from Schedules 13G filed by such reporting persons with the Securities and Exchange Commission in February and March 2000. Information with respect to Messrs. Hess, Schreyer, Lefkowitz, Brady and Kean is as of February 1, 2000, with respect to FMR Corp. et al. is as of February 29, 2000 and with respect to the others is as of December 31, 1999.

     (b) This amount includes 3,197,206 shares held by the estate of Leon Hess and 140,218 shares held by four corporations of which the estate of Leon Hess owns the voting preferred stock having at least 80% of the total voting power of all classes of stock. John B. Hess, as an executor of the estate, has sole voting power over this stock and shares dispositive power with Messrs. Schreyer, Lefkowitz, Brady and Kean, who are the other executors. This amount also includes 5,750,000 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Schreyer, Lefkowitz, Brady and Kean, who are the other trustees of this trust.

     (c) This amount includes 1,763,827 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Lefkowitz and Schreyer are directors and as to which they share voting and dispositive power.

     (d) This amount includes:

     - 578,410 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

     - 360,596 shares held by three trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is trustee and has sole voting and dispositive power,

     - 50,000 shares held in escrow under the company's restricted stock plan over which Mr. Hess has voting but not dispositive power,

     - 504,000 shares underlying options to purchase common stock, as to which he has no voting or dispositive power until they are acquired upon exercise of the options,

     - 12,089 shares vested in the name of Mr. Hess under the employees' savings and stock bonus plan as to which he has sole dispositive power and sole voting power over 6,194 shares, and

     - 1,280,094 shares held by a family corporation, the preferred stock of which is held by a trust and 33 1/3% of the common stock of which is owned by Mr. Hess. The preferred stock of this corporation has 99% of the total voting power of all classes of stock of this corporation. Mr. Hess, as trustee of this trust, has sole voting and dispositive power over this stock.

     (e) This amount includes:

     - 23,000 shares owned directly by Mr. Schreyer, as to which he has sole voting and dispositive power,

     - 25,000 shares held in escrow for Mr. Schreyer under the company's restricted stock plan over which Mr. Schreyer has voting but not dispositive power,

     - 188,000 shares underlying options to purchase common stock, as to which he has no voting or dispositive power until they are acquired upon exercise of the options,

     - 3,226 shares vested in the name of John Y. Schreyer under the employees' savings and stock bonus plan, as to which he has sole dispositive power and sole voting power over 1,614 shares, and

     - 29,222 shares held by four trusts as to which Mr. Schreyer has shared voting and dispositive power.

     (f) This amount includes 10,200 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power.

     (g) This amount includes 2,600 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

     (h) These shares represent the total number of shares reported as beneficially owned in a joint filing on Schedule 13G by the above listed reporting persons. These shares include 233,184 shares as to which one or more of such beneficial owners have sole voting power and 7,734,894 shares as to which one or more of them have sole dispositive power. FMR Corp. controls Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, which is the beneficial owner of 7,124,010 shares of common stock as a result of acting as investment adviser to various registered investment companies. FMR Corp. also controls Fidelity Management Trust Company, a wholly-owned bank subsidiary which is the beneficial owner of 564,034 shares of common stock.

     Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. Members of the Johnson family, through their ownership of voting common stock and the execution of a shareholders' voting agreement among the Johnson family group and all other Class B shareholders, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The number of shares reported in the table above with respect to such beneficial owners includes 22,050 shares owned directly by Mr. Johnson or in Johnson family trusts.

     Fidelity International Limited, a Bermudan joint stock company ("FIL") and investment adviser to various investment companies and certain international investors, is a beneficial owner of 24,800 shares of common stock. A partnership controlled by Edward C. Johnson and members of his family owns 39.89% of the voting power of this company. FMR Corp. is making this filing on a voluntary basis as if all of the shares of this company are beneficially owned by FMR Corp. and this company.

     (i) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934,
T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,615,363 shares and sole dispositive power with respect to 6,855,267 shares.

     (j) This amount includes 4,324,252 shares as to which such beneficial owner has sole voting power, 42,200 shares as to which such beneficial owner has shared voting power, and 4,726,302 shares as to which such beneficial owner has sole dispositive power.

OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

     The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the company on February 1, 2000. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column "Percent of outstanding shares of common stock owned," the securities held represent less than one percent of the common stock.

                                                           PERCENT OF
                                                          OUTSTANDING    OF TOTAL NUMBER OF
                                                           SHARES OF     SHARES BENEFICIALLY
                                 TOTAL NUMBER OF SHARES   COMMON STOCK    OWNED, NUMBER OF
              NAME               BENEFICIALLY OWNED(a)       OWNED          OPTION SHARES
              ----               ----------------------   ------------   -------------------
Nicholas F. Brady...............        9,097,624(b)         10.03                   --
J. Barclay Collins II...........          217,077            --                 188,000
Peter S. Hadley.................            1,686(c)         --                      --
John B. Hess....................       13,636,440(d)         14.95              504,000
Edith E. Holiday................            1,600            --                      --
William R. Johnson..............            1,600            --                      --
Thomas H. Kean..................        9,090,024(e)         10.02                   --
W. S. H. Laidlaw................          451,489            --                 320,000
Frank A. Olson..................            1,400            --                      --
Roger B. Oresman................           11,035            --                      --
John Y. Schreyer................       11,119,699(f)         12.24              188,000
William I. Spencer..............            2,100            --                      --
F. Borden Walker................           91,789            --                  71,500
Robert N. Wilson................            2,300            --                      --
Robert F. Wright................          120,689            --                      --
All directors and executive
  officers as a group...........       15,192,692(g)         16.48            1,536,000

---------------

     (a) These figures include 576 shares vested in the name of Mr. Collins, 12,089 shares vested in the name of Mr. Hess, 5,789 shares vested in the name of Mr. Laidlaw, 3,226 shares vested in the name of Mr. Schreyer, 289 shares vested in the name of Mr. Walker, and 24,306 shares vested for all executive officers and directors as a group under the employees' savings and stock bonus plan. These individuals and the group have investment power but generally do not have voting power over these shares. However, shares purchased with each such individual's own contributions will be voted by the plan trustee in accordance with such individual's written instructions. These amounts also include 25,000 shares held in escrow under the restricted stock plan for Mr. Collins, 50,000 shares held in escrow under this plan for Mr. Hess, 40,000 shares held in escrow under this plan for Mr. Laidlaw, 25,000 shares held in escrow under this plan for Mr. Schreyer, 10,000 shares held in escrow under this plan in the name of Mr. Walker and 180,000 shares held in escrow under this plan and 15,000 shares held in escrow under the incentive plan for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not investment power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

     (b) See footnotes (b) and (f) to the table under the caption "Ownership of Voting Securities by Certain Beneficial Owners."

     (c) Mr. Hadley holds these shares jointly with his wife and shares voting and investment power.

     (d) See footnotes (b), (c) and (d) to the table under the caption "Ownership of Voting Securities by Certain Beneficial Owners."

     (e) See footnotes (b) and (g) to the table under the caption "Ownership of Voting Securities by Certain Beneficial Owners."

     (f) See footnotes (b), (c) and (e) to the table under the caption "Ownership of Voting Securities by Certain Beneficial Owners."

     (g) Reflects shared beneficial ownership of shares by Messrs. Brady, Hess, Kean and Schreyer as explained in footnotes (b) and (c) to the table under the caption "Ownership of Voting Securities by Certain Beneficial Owners."

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Based on the recommendation of its audit committee, the board of directors has selected the firm of Ernst & Young LLP as the independent auditors of the company for the fiscal year ending December 31, 2000. Ernst & Young LLP has acted for the company in this capacity since November 1, 1971. The board proposes that the stockholders ratify this selection at the annual meeting.

     If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the board of directors.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

                PROPOSAL TO APPROVE THE ADOPTION OF THE AMENDED
                   AND RESTATED 1995 LONG-TERM INCENTIVE PLAN

     In December 1995, the board of directors of the company adopted the 1995 long-term incentive plan and stockholders of the company approved the incentive plan in May 1996. The incentive plan authorized the compensation committee at its discretion to make awards of up to 4,500,000 shares of common stock as restricted stock, non-qualified or incentive stock options, stock appreciation rights, deferred stock or other stock based awards. As of December 1, 1999, 4,348,000 shares had been awarded. On December 1, 1999 the board of directors adopted amendments to the plan to increase the number of shares authorized for awards by 5,000,000 shares and to make certain other changes described below. The amendments were incorporated in an amended and restated 1995 long-term incentive plan and approved by the board of directors. Simultaneous with the adoption of the amended incentive plan, the compensation committee granted awards of non-qualified stock options covering 1,287,500 shares to participants under the amended incentive plan, subject to approval of the amended incentive plan within one year by stockholders. If this approval is not obtained, these awards will be void and of no force and effect.

     The board of directors recommends a vote for the proposal to approve the adoption of the amended incentive plan. Approval of the adoption of the amended incentive plan requires the affirmative vote of a majority of the shares of the votes cast at the annual meeting. Abstentions will not be counted as a vote cast and therefore will have no effect on the vote on the amended incentive plan. Broker non-votes, if any, will not be counted as present and entitled to vote on the proposal.

  DESCRIPTION OF THE AMENDMENTS TO THE INCENTIVE PLAN

     Set forth below is a description of the amendments adopted by the board of directors and reflected in the amended incentive plan. References to the incentive plan are to the 1995 long-term incentive plan as in effect before its amendment and restatement.

     Increase in Number of Shares to be Awarded. The incentive plan reserved up to 4,500,000 shares for issuance of awards. The amended incentive plan increases the number of shares reserved by five million, thereby authorizing a total of 9,500,000 shares as available for awards since inception of the incentive plan. Before the adoption of the amended incentive plan, 4,348,000 shares had been awarded under the incentive plan and an additional 1,287,500 shares were conditionally awarded in December 1999 upon the adoption of the amended incentive plan.

     Limits on Performance Awards, Performance-Based Restricted Stock Awards, and Restricted Stock Awards. Under the incentive plan, at most 1,000,000 shares in any year were permitted to be payable in respect of performance-based awards, including performance-based restricted stock awards. In addition, a maximum of 1,000,000 shares was established for awards of restricted stock over the life of the incentive plan. Under the amended incentive plan, the annual aggregate limit on performance awards and performance-based restricted stock awards has been eliminated and a new limit of 2,000,000 shares has been imposed for performance awards, performance-based restricted stock awards and restricted stock awards, in the aggregate, over the life of the amended incentive plan. Of these shares, 702,000 shares have already been awarded as restricted stock awards, leaving a total of 1,298,000 shares available for future awards of these types.

     Annual Limits on Stock Options and Stock Appreciation Rights. Under the incentive plan, awards of stock options and stock appreciation rights in the aggregate in any year could not exceed 1,000,000 shares. Under the amended incentive plan, this annual limit has been eliminated.

     Elimination of Certain Other Awards. Under the incentive plan, the compensation committee was authorized to grant other awards, nominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock. Under the amended incentive plan, the committee is no longer authorized to grant such other stock-based awards. Under the incentive plan, the committee was also authorized to issue up to 225,000 shares as awards in substitution for, or retroactively in tandem with, prior awards at exercise prices lower than that of the prior award. Although repricing of stock options and stock appreciation rights is generally prohibited by the incentive plan, these types of awards would have in effect allowed the compensation committee, to a limited extent, to reprice previously granted stock options. Under the amended incentive plan, the committee's ability to issue such awards has been eliminated.

     Transferability of Options. Under the incentive plan, generally a recipient of an award is not permitted to assign, transfer, pledge or encumber an award during his or her lifetime. Under the amended incentive plan, a limited exception has been made so that options, stock appreciation rights, and other awards constituting derivative securities may be transferred by an awardee to immediate family members and certain entities beneficially owned solely by immediate family members.

     Performance Goals. The incentive plan specified performance criteria to be used in determining whether the goals set forth in a performance-based award are met. These criteria are the attainment of pre-established levels of net income, market price per share, return on equity, return on capital employed or cash flow. The amended incentive plan adds three more criteria -- earnings per share, book value per share and total shareholder return -- for purposes of performance-based awards. Approval of the amended incentive plan will also constitute approval of these new criteria as well as reapproval of the previously specified criteria for purposes of section 162(m) of the Internal Revenue Code.

     Change of Control. Under the incentive plan, on a change in control as defined in the incentive plan all awards were automatically vested and cashed out. Under the amended incentive plan, the automatic cash-out has been eliminated and these awards may be cashed out only at the committee's discretion.

     Amendment. The amended incentive plan also adds a provision that expressly requires the company to obtain the consent of stockholders to amendments of the plan if the amendment

     - increases the number of shares reserved for awards under the plan,

     - change the class of participants eligible to receive awards under the plan, or

     - materially increases the benefits to participants under the plan.

DESCRIPTION OF THE AMENDED INCENTIVE PLAN

     The following is a description of the amended incentive plan in its entirety.

     Purpose. The purpose of the amended incentive plan is to promote the identity of interests between stockholders and employees of the company by encouraging and creating appropriate levels of ownership of common stock of the company by officers and other salaried employees. The plan will provide meaningful long-term incentive opportunities for officers and other employees who are responsible for the success of the company and its subsidiaries and who are in a position to make significant contributions toward its objectives.

     Administration. The amended incentive plan will be administered by the compensation committee, or such other committee of the board as may succeed to the functions and responsibilities of the compensation committee. The compensation committee may delegate to officers or managers of the company or its subsidiaries the authority to perform administrative functions. The compensation committee has full and final authority to select and designate plan participants, to determine the type, amount and conditions of awards to be granted under the plan and to make all related determinations. Unless authority is specifically reserved to the board under the terms of the plan, or applicable law, the compensation committee will have sole discretion in exercising such authority under the plan.

     Eligibility. Awards may be granted only to individuals who are officers or other salaried employees, including without limitation employees who are also directors of the company or its subsidiaries, as that term is defined in the plan. No award may be granted to any member of the compensation committee. The plan does not further limit the number of eligible employees or further specify the basis for their participation. However, it is anticipated that the compensation committee will make awards principally to those employees who have made, and are expected to continue to make, significant contributions to the growth and profitability of the company and whose service the company wishes to retain. The approximate number of employees who are eligible is expected not to exceed 225.

     Shares Subject to Awards. The shares subject to awards will be shares of common stock and such other securities of the company as may be substituted for the shares of common stock. The total number of shares reserved and available for awards under the plan is 9,500,000. The compensation committee has the authority to determine the number of and time at which the shares shall be deemed to be subject to awards and therefore counted against the number of the shares reserved and available under the plan. If any shares to which an award relates are forfeited or the award is settled or terminates without a distribution of shares, any shares counted against the number of shares available under the plan with respect to such award will, to the extent of the forfeiture, settlement or termination, again be available for awards. The plan also provides that the aggregate number of shares authorized under the plan will be subject to adjustment in the event the compensation committee determines that any distribution, recapitalization, stock split, reorganization, merger, spin-off, repurchase, or other similar corporate transaction or event, affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the plan.

     Terms of Awards. Awards may be granted on the terms and conditions described in the plan. In addition, the compensation committee may generally impose on any award or the exercise thereof, at the date of grant or thereafter, additional terms and conditions, not inconsistent with the provisions of the plan, including the acceleration of vesting of any awards or forfeiture of awards in the event of termination of employment by any awardee. Payment by the company or a subsidiary upon the grant or exercise of an award may be made in such forms as the compensation committee determines, including cash, shares of common stock, other awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Generally, only services may be required as consideration for the grant of any award. If the terms and conditions imposed by the compensation committee on any award are not complied with or achieved, the award will, unless otherwise provided under the plan or determined by the compensation committee in accordance with the plan, be forfeited by the participant. Set forth below are the specific types of awards authorized to be made by the compensation committee under the plan:

     - Performance Awards. The compensation committee is authorized to grant performance awards conditioned upon the achievement of specified performance criteria. These awards are intended to be "qualified performance-based compensation" within the meaning of section 162(m) of the Internal Revenue Code and will be paid solely on account of the attainment of preestablished, objective performance goals within the meaning of section 162(m) of the Internal Revenue Code. Until otherwise determined by the compensation committee, the performance goal will be the attainment of preestablished levels of net income, market price per share, return on equity, return on capital employed, cash flow, earnings per share, book value per share or total shareholder return. A performance award will be denominated in shares and may be payable in cash, shares, other awards, or other property, and have such other terms as are determined by the compensation committee.

     - Dividend Equivalents. The compensation committee is authorized to grant dividend equivalents, representing an amount equal to the dividend regularly paid on a share of the common stock. The compensation committee may provide that dividend equivalents will be paid or distributed when accrued or be reinvested in additional shares or awards, or otherwise reinvested.

     - Restricted Stock. The compensation committee is authorized to grant restricted stock, subject to such restrictions as the compensation committee may impose, including restrictions on the right to vote or receive dividends on restricted stock. Generally, restricted stock must vest either (i) in full at the expiration of a period of not less than three years from the date of grant or (ii) proportionally over a vesting period of not less than three years from the date of grant. However, restricted stock may vest earlier in cases of death, disability or retirement, as the compensation committee determines, or on a change of control as provided in the plan. The compensation committee is not permitted otherwise to accelerate the vesting of restricted stock. However, the plan permits the compensation committee to award a limited number of shares, discussed below, of special restricted stock without regard to these vesting requirements. Performance-based restricted stock will be forfeited unless preestablished performance criteria specified by the compensation committee are met during the applicable restriction period. Except as otherwise determined by the compensation committee, termination of employment during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited and returned to the company. Unless otherwise determined by the compensation committee, cash dividends and other distributions made or paid with respect to the shares underlying an award of restricted stock or performance-based restricted stock will be held in escrow, and may (but need not) be reinvested as determined by the compensation committee. These dividends and other distributions will be paid to the participant, together with accrued interest or other earnings, when the shares are delivered to the participant.

     - Deferred Stock. The compensation committee is authorized to grant to participants deferred stock to be delivered upon expiration of the deferral period specified by the compensation committee. Deferred stock will be subject to such restrictions as the committee may impose. Generally, deferred stock must vest in full at the end of a period of not less than three years from the date of grant, except that such deferred stock may vest earlier in cases of death, disability or retirement, as the compensation committee determines, or on a change of control as provided in the plan. The compensation committee is not permitted otherwise to accelerate the vesting of deferred stock. However, the plan permits the compensation committee to award a limited number of shares, discussed below, of special deferred stock without regard to these vesting requirements. Except as otherwise determined by the compensation committee, upon termination of employment during the applicable deferral period, all deferred stock at that time subject to deferral will be forfeited.

     - Non-qualified and Incentive Stock Options. The compensation committee is authorized to grant either non-qualified stock options or incentive stock options. The compensation committee will determine the exercise price per share purchasable under an option. Except as may be otherwise required in connection with anti-dilution adjustments, this price may not be less than the fair market value of a share on the date of grant. The compensation committee is not otherwise permitted to reduce the exercise price of an outstanding option. The compensation committee will determine the time or times at which an option may be exercised in whole or in part, the methods by which such exercise price may be paid, the form of such payment, and the methods by which shares will be delivered to participants. Options will expire not later than ten years after the date of grant. Incentive stock options will comply in all respects with section 422 of the Code.

     - Stock Appreciation Rights. The compensation committee may grant stock appreciation rights that confer on the awardee the right to receive on exercise for each share the excess of the fair market value of one share on the date of exercise over the base price of the stock appreciation rights as determined by the compensation committee as of the date of grant. Except as otherwise required in connection with anti-dilution adjustments, the base price will not be less than the fair market value of a share on the date of grant. The compensation committee is not otherwise permitted to reduce the base price of an outstanding stock appreciation right.

     Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the plan may be granted either alone or in addition to or in tandem with any other award granted under the plan or any other plan of the company, any subsidiary, or any business entity to be acquired by the company. Generally, awards may not be granted in substitution for another award under the plan, or retroactively in tandem with another award under the plan at an exercise or base price lower than that of the previously granted award.

     Limitation on the Number of Awards. In addition to the aggregate limit on the number of shares that may be made subject to awards under the plan, awards are also subject to the following limitations:

     - Performance-Based Awards. The maximum number of shares underlying performance-based awards in any year may not exceed 100,000 shares in the case of any individual participant.

     - Stock Options and Stock Appreciation Rights. Each individual participant may not receive in any year awards of options or stock appreciation rights exceeding 250,000 underlying shares.

     - Restricted Stock. A maximum of 2,000,000 shares in the aggregate may be made subject to grants of restricted stock, performance-based awards and performance-based restricted stock under the plan.

     - Certain Special Awards. A maximum of 225,000 shares may be made subject to awards of special restricted stock and special deferred stock, in the aggregate.

     Change of Control Provisions. The plan provides for acceleration of vesting or exercisability of awards upon the occurrence of a change of control. A change of control will generally be deemed to occur in the following circumstances:

     - the acquisition of 20% or more of the outstanding voting stock of the company by any person or entity, other than acquisitions by Hess family members or Hess-related entities;

     - the persons serving as directors of the company as of December 6, 1995, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board;

     - approval by the stockholders of the company of a merger, consolidation or reorganization in which the stockholders of the company before the merger own 51% or less of the surviving corporation; or

     - approval by the stockholders of the company of a complete liquidation or dissolution of the company or sale of all or substantially all of the assets of the company, other than to a corporation more than 51% of which is owned after the sale by stockholders of the company prior to the sale.

     On acceleration of vesting or exercisability following a change of control, in the sole discretion of the compensation committee awards may be cashed out, at a price per share equal to the highest price paid for a share on the securities exchange in which the company's shares are then primarily traded, or in a transaction in connection with such change of control, in the 60-day period before the change of control.

     Nontransferability. A participant's rights in any award may not be pledged, encumbered or hypothecated to or in favor of any party (other than the company), nor be subject to any liability of any participant to any party. Unless otherwise determined by the compensation committee, no award subject to any restriction will be assignable or transferable by a participant. However, stock options and stock appreciation rights may be transferred by will or the laws of descent and distribution or to an immediate family member or entities beneficially owned solely by immediate family members.

     Changes to the Plan and Awards. The board may amend, suspend or terminate the plan without the consent of stockholders or participants. However, any amendment, suspension, or termination will be subject to the approval of the company's stockholders within one year after such board action if such amendment:

     - increases the number of shares reserved for awards under the plan,

     - changes the class of participants eligible to receive awards under the plan,

     - materially increases the benefits to participants under the plan,

     - is required by any applicable law, regulation or stock exchange rule, or

     - is advisable in the discretion of the board.

The compensation committee may, unless expressly prohibited by the plan, also waive any conditions or rights under, or amend, suspend, or terminate, any award theretofore granted and any related agreement. However, without the consent of the affected participant, no such amendment, suspension, waiver, or termination after the initial stockholder approval of the plan may materially impair the rights of any participant under any award theretofore granted to such participant.

     Federal Income Tax Consequences. The following is a brief and general summary of certain federal income tax consequences applicable to transactions under the plan. Of course, the consequences of transactions depend on a variety of factors, including an employee's tax status.

     - Incentive Stock Options. An optionee will not realize income upon the grant of an incentive stock option or, assuming requirements of the plan and the Internal Revenue Code are met, upon exercise thereof. If the shares are disposed of by the optionee more than two years after the date of grant of the incentive stock option, and more than one year after the shares are transferred to the optionee, any gain or loss realized upon such disposition will be a long-term capital gain or loss. In this case, the company will not be entitled to any income tax deduction in respect of the option or its exercise. If the shares are disposed of by the optionee within either such period in a taxable transaction, the excess of the amount realized (up to the fair market value of such shares on the exercise date) over the exercise price will be compensation taxable to the optionee as ordinary income. In this case, the company will generally be entitled to a deduction equal to the amount of ordinary income realized by the optionee. If the amount realized upon the disqualifying disposition exceeds the fair market value of the shares on the exercise date, the excess will be a short-term capital gain. If the exercise price exceeds the amount realized upon the disqualifying disposition, the difference will be a short-term capital loss.

     - Non-Qualified Stock Options. On the grant of a non-qualified stock option, an optionee will not realize income. Generally, at the time a non-qualified stock option is exercised, the optionee will realize compensation taxable as ordinary income, and the company will generally be entitled to a deduction, in an amount equal to the difference between the fair market value on the exercise date of the shares of common stock acquired pursuant to the exercise and the exercise price. On a subsequent disposition of the shares, the optionee will realize either long-term or short-term capital gain or loss, depending on the holding period of the shares.

     - Stock Appreciation Rights. On the grant of a stock appreciation right, an optionee will not realize income. Generally, at the time a stock appreciation right is exercised, an optionee will realize compensation taxable as ordinary income, and the company will generally be entitled to a deduction, in an amount equal to any cash received before applicable withholding plus the fair market value on the exercise date of any shares of common stock received.

     - Restricted and Deferred Stock. An employee will not realize income upon the award of restricted stock or deferred stock. Generally, unless an employee has made an election under Section 83(b) of the Code, at the time the terms and conditions applicable to restricted stock or deferred stock are satisfied, an employee will realize compensation taxable as ordinary income. At that time, the company will generally be entitled to a deduction, equal to the then fair market value of the shares received by the employee, together with accrued dividends and interest thereon, if any.

BENEFITS TO EXECUTIVE OFFICERS AND OTHER EMPLOYEES UNDER THE INCENTIVE PLAN

     The total amount of benefits or amounts to be received by executive officers and other employees under the amended incentive plan is not determinable at this time because the compensation committee has awarded only a portion of the new shares authorized for award under the amended incentive plan. As previously stated, the compensation committee made awards, effective December 1, 1999, of non-qualified stock options, all subject to requisite stockholder approval of the amended incentive plan at the annual meeting. The table below discloses the number of shares of common stock underlying these awards and this dollar value:

                        NEW PLAN BENEFITS (1999 AWARDS)

               AMENDED AND RESTATED 1995 LONG-TERM INCENTIVE PLAN

                                                              DOLLAR VALUE*    NUMBER OF
                       NAME OR GROUP                               ($)          OPTIONS
                       -------------                          -------------    ---------
John B. Hess, Chairman of the Board and Chief Executive
  Officer...................................................    3,031,500       150,000
W. S. H. Laidlaw, President and Chief Operating Officer.....    2,021,000       100,000
J. B. Collins, Executive Vice President.....................    1,212,600        60,000
J. Y. Schreyer, Executive Vice President....................    1,212,600        60,000
F. Borden Walker, Senior Vice President.....................      303,150        15,000
All executive officers as a group...........................    9,246,075       457,500
All non-executive officer directors as a group..............           --            --
All non-executive officer employees as a group..............   16,774,300       830,000

---------------
* The dollar values of the stock options shown with respect to the named executive officers is the present value on the date of grant, as shown under the Table "Option/SAR Grants in Last Fiscal Year" under "Elections of Directors -- Executive Compensation and Other Information," using the methodology and based on the assumptions stated in that table, and the dollar values of stock options with respect to all executive officers and all non-executive officer employees are calculated using the same methodology and assumptions.

     The closing market price of a share of the common stock on March 13, 2000 was $56.75.

     Stock options awarded by the compensation committee effective December 1, 1999 become fully exercisable on December 1, 2000, except that options may become exercisable earlier in full in cases of death, disability, normal retirement or change of control, but in no event earlier than the date of stockholders' approval of the plan. At the discretion of the compensation committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the amount of time elapsed in the non-exercisability period to the early retirement date. Such options remain exercisable until December 1, 2009, except in cases of termination of employment other than by reason of death, disability or normal retirement, in which case options remain exercisable only for specified periods thereafter. The exercise price of these options is $58.13 per share. If an awardee's employment terminates before the options becoming exercisable, such options will be forfeited.

                                 OTHER MATTERS

     The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

     The cost of preparing and mailing this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $20,000, exclusive of expenses.

     Proposals which stockholders wish to include in the company's proxy materials relating to the 2001 annual meeting of stockholders must be received by the company no later than November 27, 2000.

     It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

                      By order of the Board of Directors,

                                          CARL T. TURSI
                                               Secretary
New York, New York
March 27, 2000

                           AMERADA HESS CORPORATION
                         1185 Avenue of the Americas
                           New York, New York 10036




                                                        March 27, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington Dc 20549


                Re:     Definitive Proxy Statement and Form of
                        Proxy of Amerada Hess Corporation ("Registrant")
                        ------------------------------------------------


Ladies and Gentlemen:


        Attached for the filing in electronic format pursuant to Rule 14a-6 under the Securities and Exchange Act of 1934, as amended, is the definitive Proxy Statement and form of Proxy to be used in connection with Registrant's 1999 Annual Meeting of Stockholders. Definitive proxy materials will be released to security holders commencing today.



                                                Very truly yours,


                                                Carl T. Tursi
                                                Secretary


CTT/jaa
Attachment

                            Amerada Hess Corporation
                                     PROXY
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 2000

The undersigned hereby appoints John B. Hess and W.S.H. Laidlaw, or any of them, proxies each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 3, 2000, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

     The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

     Please indicate on the reverse side of this card how your stock is to be voted.

     IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR PROPOSALS 2 and 3 ON THE REVERSE SIDE OF THIS CARD.

     Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.
                                                       AMERADA HESS CORPORATION
                                                       P.O. BOX 11213
    (continued and to be signed on reverse side.)      NEW YORK, N.Y. 10203-0213

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, AND A VOTE FOR
PROPOSAL 2 AND 3.

1. Election of the following nominees as Directors for three-year terms expiring in 2003.

   [X] For all nominees listed below
   [X] Withhold  authority to vote for all nominees listed below
   [X] Exceptions*

Nominees:  P. S. Hadley, J. B. Hess, W. R. Johnson,
           J. Y. Schreyer, W. I. Spencer

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)



*Exceptions ____________________________________


2. Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2000.

   For [X]              Against [X]                 Abstain [X]

3. Approval of the adoption of the Amended and Restated 1995
   Long-Term Incentive Plan.

   For [X]              Against [X]                 Abstain [X]


CHANGE OF ADDRESS AND/OR COMMENTS MARK HERE [X]







                                                                            __|


Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Dated: __________________________________


Signature(s): ___________________________


_________________________________________

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. [X]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.)